As filed with the Securities and Exchange Commission on January 4, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
the Securities Act of 1933

CENTENE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	42-1406317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7700 Forsyth Boulevard St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Centene Corporation 2012 Stock Incentive Plan, as amended
Magellan Health, Inc. 2016 Management Incentive Plan
Magellan Health Services, Inc. 2011 Management Incentive Plan
(Full title of the plan)

Christopher A. Koster
Executive Vice President, General Counsel and Secretary
Centene Corporation
7700 Forsyth Boulevard
St. Louis, MO 63105
(Name and address of agent for service)

(314) 725-4477
(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Laura Kaufmann Belkhayat
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	3,702,095	$83.255	$308,217,919.23	$28,571.80

(1)
Includes (i) 2,259,315 shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), reserved for issuance under the Centene Corporation 2012 Stock Incentive Plan, as amended, (ii) 1,233,825 shares of Common Stock issuable upon the exercise or vesting, as applicable, of assumed options to acquire shares of Magellan Health, Inc. (“Magellan”) common stock (“Options”), assumed Magellan performance-vested restricted stock units (“PSUs”), assumed awards of restricted shares of Magellan common stock (“RSAs”) and assumed Magellan time-vested restricted stock units (“RSUs”) under the Magellan Health, Inc. 2016 Management Incentive Plan and (iii) 208,955 shares of Common Stock issuable upon the exercise or vesting, as applicable, of assumed Options, PSUs, RSAs and RSUs under the Magellan Health Services, Inc. 2011 Management Incentive Plan.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 31, 2021.

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Centene Corporation (the “Registrant”) is filing this Registration Statement on Form S-8 to register up to 3,702,095 shares of its Common Stock, par value $0.001 per share, issuable in connection with the Centene Corporation 2012 Stock Incentive Plan, as amended (the “Centene Plan”), the Magellan Health, Inc. 2016 Management Incentive Plan (the “2016 Plan”) and the Magellan Health Services, Inc. 2011 Management Incentive Plan (the “2011 Plan” and, together with the 2016 Plan, the “Plans”) under the Securities Act of 1933, as amended (the “Securities Act”).

On January 4, 2021, the Registrant, Mayflower Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), and Magellan Health, Inc. (“Magellan”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub  will merge with and into Magellan (the “Merger”), with Magellan continuing as the surviving corporation and a wholly owned subsidiary of the Registrant.

Pursuant to and subject to the terms of the Merger Agreement, upon the occurrence of the Merger, the Registrant shall assume the Plans in accordance with their terms, including certain options to acquire shares of Magellan common stock (“Options”), Magellan performance-vested restricted stock units (“PSUs”), awards of restricted shares of Magellan common stock (“RSAs”), and Magellan time-vested restricted stock units (“RSUs”), which are payable in shares of the Registrant’s Common Stock, subject to the terms and conditions of the underlying awards and policies related thereto. The aggregate number of shares of the Registrant’s Common Stock subject to the Options, PSUs, RSAs and RSUs under the 2016 Plan is 1,233,825 and under the 2011 Plan is 208,955.

In addition, the Registrant has reserved 2,259,315 shares of its Common Stock, which constituted an unused share reserve under the 2016 Plan, that may be issued for future awards granted by the Registrant under the Centene Plan.

Unless the context otherwise requires, references made herein to “Centene,” “we,” “us,” “our” and “ours” refer to the Registrant and its consolidated subsidiaries.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents listed below for the Registrant, which are on file with the SEC, are incorporated herein by reference (except for the portions thereof “furnished” but not “filed” or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):

(a)	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021.

(b)	Quarterly Report on Form 10-Q for the periods ended March 31, 2021, June 30, 2021, and September 30, 2021, filed with the SEC on April 27, 2021, July 27, 2021, and October 26, 2021, respectively.

(c)
Current Reports on Form 8-K filed with the SEC on January 4, 2021, February 8, 2021, February 10, 2021, February 11, 2021, February 17, 2021, February 18, 2021, March 11, 2021, March 19, 2021, April 30, 2021, May 7, 2021, June 14, 2021, June 25, 2021, July 1, 2021, July 15, 2021, July 30, 2021, August 12, 2021, August 18, 2021, September 7, 2021, September 27, 2021, October 8, 2021, October 29, 2021 and December 14, 2021.

(d)
The description of the Registrant’s common stock contained in its registration statement on Form 8-A filed with the SEC on October 14, 2003, as updated by Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 18, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any document “furnished” but not “filed” shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article Sixth and Seventh of its Certificate of Incorporation and Article VIII of its Amended and Restated By-Laws (the “By-Laws”), the Registrant will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended. The Registrant has entered into agreements with directors and officers requiring it to indemnify such persons to the fullest extent permitted by the By-Laws. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Centene Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 30, 2021).

3.2
Amended and Restated By-laws of Centene Corporation, as amended effective December 14, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

4.1	Centene Corporation 2012 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 30, 2021).

4.2
Magellan Health, Inc. 2016 Management Incentive Plan, effective as of May 18, 2016 (incorporated by reference to Appendix A to Magellan Health, Inc.’s Definitive Proxy Statement, which was filed on April 8, 2016).

4.3
Magellan Health Services, Inc. 2011 Management Incentive Plan, effective as of May 18, 2011 (incorporated by reference to Appendix A to Magellan Health, Inc.’s Definitive Proxy Statement, which was filed on April 8, 2011).

5.1	Opinion of Counsel.*

23.1	Consent of KPMG LLP, independent registered public accounting firm of Centene Corporation.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

*Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes;

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Clayton, State of Missouri, on January 4, 2022.

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Michael F. Neidorff Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael F. Neidorff and Andrew L. Asher, or either of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael F. Neidorff	Chairman and Chief Executive Officer	January 4, 2022
Michael F. Neidorff	(Principal Executive Officer)

/s/ Andrew L. Asher	Executive Vice President and Chief Financial Officer	January 4, 2022
Andrew L. Asher	(Principal Financial Officer)

/s/ Katie N. Casso	Senior Vice President, Corporate Controller and Chief Accounting Officer	January 4, 2022
Katie N. Casso	(Principal Accounting Officer)

/s/ Orlando Ayala	Director	January 4, 2022
Orlando Ayala

/s/ Jessica L. Blume	Director	January 4, 2022
Jessica L. Blume

/s/ H. James Dallas	Director	January 4, 2022
H. James Dallas

/s/ Robert K. Ditmore	Director	January 4, 2022
Robert K. Ditmore

/s/ Frederick H. Eppinger	Director	January 4, 2022
Frederick H. Eppinger

/s/ Richard A. Gephardt	Director	January 4, 2022
Richard A. Gephardt

/s/ Sarah M. London	Director	January 4, 2022
Sarah M. London

/s/ John R. Roberts	Director	January 4, 2022
John R. Roberts

/s/ Lori J. Robinson	Director	January 4, 2022
Lori J. Robinson

/s/ Tommy G. Thompson	Director	January 4, 2022
Tommy G. Thompson

/s/ William L. Trubeck	Director	January 4, 2022
William L. Trubeck